Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153647 on Form S-8 of our reports dated March 7, 2011, related to the consolidated financial statements and financial statement schedule in Schedule I of ReneSola Ltd and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

March 8, 2011